Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-204569

Dated October 21, 2015

(To Preliminary Prospectus dated November 5, 2015)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (file no. 333-204569). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR or the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (866) 928-0928.

To review a filed copy of our current registration statement, click on the following link:

http://www.sec.gov/Archives/edgar/data/1632799/000114420415062931/v421995_f1a.htm

SOLE ELITE 2

Safe Harbor Statement • This presentation contains forward - looking statements that involve significant risks and uncertainties, including those discussed in this presentation and others that can be found in the “Risk Factors” section of the F - 1 of Sole Elite, filed with the SEC on November 5 , 2015 . All statements other than statements of historical facts, included in this presentation regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward - looking statements . These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward - looking statements . • You should not rely upon forward - looking statements as predictions of future events . We cannot assure you that the events and circumstances reflected in the forward - looking statements will be achieved or will occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements . Except as required by law, we undertake no obligation to update publicly any forward - looking statements for any reason after the date hereof or to conform these statements to actual results or to changes in our expectations . 1

Transaction Overview Issuer Sole Elite Group Limited Lead Underwriters Dawson James Securities, Inc. Type of Offering Initial Public Offering (IPO) of 2 million units each unit consisting of 1 ordinary share and 1 warrant Proposed Offering Amount Range of $11 - 14 million Exchange/Symbol Nasdaq CM/SOLE Issuer’s Counsel Schiff Hardin LLP Auditor Crowe Horwath (HK) CPA Limited Country Cayman Islands/China 2 Co - Manager ViewTrade Securities, Inc.

SOLE ELITE OVERVIEW

Supplier of Shoe Soles to Top Local and International Brands

- Design, produce and sell high quality sport shoe soles
- Target famous athletic brands at home and abroad
- Approved supplier of adidas Group[1]
- Authorized producer of Under Armour



And More…

1) per adidas Group Global Factory List: Subcontractor dated January 6, 2015

3

SOLE ELITE OVERVIEW

Industry Supply Chain

We typically supply to OEM shoe producers who onward supply to athletic brand owners.

Brand Owner

- Design and development of products
- Specify performance and functionality

OEM Shoe Manufacturers

- Manufacture shoes for brand owners
- Typically also manufacture soles or other components

Specialist Soles Suppliers

- Specialist in sports shoe soles
- Approved and preferred vendor of select brand owners and sought out by OEM shoe manufacturers for our expertise
- Contribute to the design process of a shoe sole e.g. formula, process

4

Sole E li t e Highlig h t s 5

Investment Highlights

- **Prominent athletic footwear sole manufacturer** benefiting from increase in **consumer's consumption and preferences**
- **Technical manufacturing** competency with product breadth
- Strong **R&D capabilities** creating value for customers
- International **growth opportunities** represent significant potential expansion
- **Motivated, passionate** management team
- Track record of **financial growth and profitability**
  - Significant growth in key operating metrics
  - Strong financial position stemming from healthy margins, free cash flow generation, and low leverage

6

China • Total retail sales for the Chinese sports footwear industry reached RMB63.9 billion (US$10.3 billion) in 2014 driven by the PR C “Nationwide Physical Fitness Program “along with high profile sporting events including the 2008 Beijing Olympics, 2009/10 East Asian Games and the 2011 World University Games US • Total footwear increased in current value by 2% only but sports footwear increased by 9% in 2014 Western Europe • Almost flat in past 5 years with 2014 contracted 0.3% or - 0.8% Compound Annual Growth Rate (CAGR) since 2009 30.4 34 40.3 46.2 52.2 57.3 57.3 60.9 64.8 65.4 67 68.6 77.4 76.1 78.8 73.8 74.5 74.3 0 10 20 30 40 50 60 70 80 90 2009 2010 2011 2012 2013 2014 Retail Value Growth 2009 to 2014 (US$ bn ) China US Western Europe Linear (China) Source: Apparel and Footwear in China – Euromonitor International 2015 Apparel and Footwear in US - Euromonitor International 2015 Apparel and Footwear in Western Europe – Euromonitor International 2015 INDUSTRY OVERVIEW Footwear Industry – US, Western Europe, China 7

• China • Forecast to experience a healthy value Compound Annual Growth Rate (CAGR) of 6% to reach RMB470 billion in 2019 • First time to exceed US and Western Europe • US • Forecast to experience 2% value CAGR in 2019 or US$ 75bn • Western Europe • Forecast to remain flat through to 2019 57.3 61.1 64.8 68.7 72.5 76.3 68.6 69.5 70.8 71.9 73.5 74.9 74.3 73.8 73.6 73.6 73.8 74.2 0 10 20 30 40 50 60 70 80 90 2014 2015 2016 2017 2018 2019 Retail Value Growth 2014 to 2019 Forecast (US$ bn ) China US Western Europe Linear (China) Source: Apparel and Footwear in China – Euromonitor International 2015 Apparel and Footwear in US - Euromonitor International 2015 Apparel and Footwear in Western Europe – Euromonitor International 2015 INDUSTRY OVERVIEW Footwear Industry – US, Western Europe, China 8

INVESTMENT HIGHLIGHTS

Motivated, passionate management team

- Management team has over 40 years of relevant business experience across US, European, and Asian multi-national companies, including direct experience in the athletic footwear sole industry

- CEO, Ding Sixing, has over 15 years of managerial experience in the athletic footwear sole industry.
- 6 years GM of Jinjiang Huoxing Shoe Material Co., Ltd., a major subsidiary of Multi Sports Holding Ltd.
- Possesses extensive industry and market knowledge. Strong business network in athletic footwear sole market.

- CFO, Clarence Lee, educated and qualified in the UK
  - Holds BA (Hons) Finance with Accounting
  - University of East London, UK
  - MBA, Manchester Business School, UK
  - Fellow of Chartered Certified Accountants
  - Hong Kong Certified Public Accountant
- Over 25 years of experience and worked in Asia since 1993.
- Ex-Big 4, having held various financial leadership roles in US, European and Asian multi-nationals.



9

Ou r P r oduc t s a r e Cha r ac t eri z e d b y Hi g h W o r kman s h ip 10

SOLE ELITE OVERVIEW Our Production Facilities • 2 leased plants ISO (International Organization for Standardization) 9001 certified • 18,600 square meters of production facilities • >1,800 full time employees • Annual production capacity 44 million pairs • 2014 production: 31.4 million pairs. 71% capacity utilization in 2014 (>83.5% as of June 2015) • Amongst one of the largest dual Injection Pylon (IP) production facilities in Jinjiang 11

OUR PRODUCTS

- Middle layer.
- Core material EVA (ethylene vinyl acetate).
- Restricts and controls excessive foot motion.
- Provides cushioning and comfort.

Midsole



Shoe soles make up about 25% of the cost of a pair of sport shoes

Outsole



- Treaded bottom layer with direct contact with the ground.
- Core material RB (combination of artificial and natural rubber)
- Provides traction, slip resistance, water-resistant.
- Reduces wear and tear on midsole.

12

OUR PRODUCTS

How they are produced – Midsoles

EVA + Chemicals Color → Mixing Granulation → Vulcanizing
- MD
- Single-color IP
- Dual-color IP

→ Midsole → Painting → Assembling


Chemicals Preparation


MD


Single IP


Painting


Mixing


Granulation


Dual IP


Assembling

13

OUR PRODUCTS

How they are produced – Outsoles


Sheeting


Vulcanizing


Mixing


Die-Cutting


Assembling

Rubber + Chemicals Color → Mixing Sheeting Die-cutting → Vulcanizing → Outsole → Assembling

14

Strong R&D capabilities creating value for customers

- Impressive team: Design and development function at Sole Elite Group consists of 43 highly-skilled employees
- Value-added: Work alongside customers to arrive at optimal material/chemical formulations and production techniques that meet design specifications
- Proprietary formulations and techniques: 7 PRC patents achieved through investments in development
  - Recent efforts have resulted in soles with added features (extra soft, light, wear resistant, luminous etc.) and a single-step mold pressing technique for producing the midsole and outsole together.
- Dedicated to innovation: Continuous effort to leverage creativity and innovation in servicing customers



R&D Spend
RMB ('m)
10
8
6
4
2
0
4.2
5.2
8.1
2012
2013
2014
CAGR:
38.7%

15

WHY SOLE ELITE

Our Strengths

Efficient Production Process

- Master expertise for producing high performance soles
- Minimal delivery time (generally able to deliver products 20 days from receipt of shoe sole molds from customers)



品检台

15

WHY SOLE ELITE

Our Strengths

Patents for Integrally Molded Rubber Insole



FoamEVA Lite*

A lightweight EVA foam material. It is 30-40% lighter than ordinary EVA material. It provides comfort for performance and reduces sports energy loss.

*Li-Ning trademark utilizing Sole Elite PRC patented EMS/EM soles



Award Winning Design

ROI 7th 金投赏·2014 FESTIVAL
推动中国商业创意

17

OU R CU S T O M E R S Sales t o I n t er n a tional v s. Dom e s tic B r an ds 4 6.4 5 1.2 53.6 48 .8 6 mth 2 0 1 5 2 0 14 0% 2 0% 4 0% 6 0% 8 0% 1 0 0% In t e r n at i o nal D o m e s tic 18

OUR CUSTOMERS

Sales to Top 10 Brands 2012-2014 (RMB'm)


160
140
120
100
80
60
40
20
-
2014
2013
2012
134
86
69
120
83
69
111
80
19
95
66
63
93
83
51
51
50
37
48
- -
12
43
37
10
- -
9
3
-
Hongxing Erke
361 Degree
Li Ning
adidas
BSG (Kinetex)
Spenco
Under Armour
UNIQLO
Sketchers
Emporio Armani

Top **3 occupied by domestic** players (52% of total sales)

4th to 10th occupied by international brands with **adidas** the leading brand and **Under Armour** a promising new addition in 2014

19

OUR CUSTOMERS

Sales to Top 10 Brands 2012-2014 (RMB'm)



2014
2013
2012
160
140
120
100
80
60
40
20
-
Hongxing Erke: 134, 86, 69
361 Degree: 120, 83, 69
Li Ning: 111, 80, 19
adidas: 95, 66, 63
BSG (Kinetex): 93, 83, 51
Spenco: 51, 50, 37
Under Armuor: 48, -, -
UNIQLO: 12, 43, 37
Sketchers: 10, -, -
Emporio Armani: 9, 3, -

57% 43% 38% 44%

Top 4 players exhibiting impressive growth in 2014

For the six months ended June 30, 2015: Top 4 customers were adidas Group at 19.7%, 361 Degree at 17.6% ,Li Ning at 16.1% and Under Armour at 15.1% of overall sales

20

FINANCIAL HIGHLIGHTS 21

FINANCIAL HIGHLIGHTS Strong Historical Financial Performance Revenue up 38.5% CAGR and Gross Margin up 160 basis points ( bp ) from FY’12 to FY’14 Net Margin up 184 basis points from FY’12 to 25.28% in 2014 368 521 705 0 100 200 300 400 500 600 700 800 2012 2013 2014 Revenue Gross Margin Revenue RMB (‘ m ) 35.9% 36.8% 37.5% 0% 30% 31% 32% 33% 35% 37% 34% Gross Margin (%) 36% 22

FINANCIAL HIGHLIGHTS

Well managed working capital



AR, Inventory and AP days outstanding
90
80
70
60
50
40
30
20
10
0
80.1
45.4
40.2
28.0
22.5
22.8
23.9
18
9.3
2012
2013
2014
AP Days
Inventory Days
AR Days

23

FINANCIAL HIGHLIGHTS Track record of financial growth and profitability • Significant growth in key operating metrics 18.8 24.9 31.4 0 10 20 30 40 2012 2013 2014 Pairs (‘m) Production 367.8 521.2 705.0 0 200 400 600 800 2012 2013 2014 RMB (‘ m ) Revenues CAGR: 38.4% 124.1 181.5 249.1 0 100 200 300 2012 2013 2014 RMB (‘ m ) EBITDA* CAGR: 29.4 % CAGR: 41.7% 24 *earnings before interest, taxes, depreciation and amortization

FINANCIAL HIGHLIGHTS

Track record of financial growth and profitability

- Strong financial position stemming from healthy margins, free cash flow generation, and low leverage


Up 158 bp
Gross margins (%)
%
38
37.5
37
36.5
36
35.5
35
35.9
36.8
37.5
2012
2013
2014


Up 160 bp
EBITDA margin (%)
%
36
35.5
35
34.5
34
33.5
33
33.7
34.8
35.3
2012
2013
2014


CAGR:
47.5%
EBITDA less CAPEX ('m)
RMB ('m)
300
250
200
150
100
50
0
113.1
172.1
246.2
2012
2013
2014


<0.11 x
last 3 FY
Debt to EBITDA
0.12
0.1
0.08
0.06
0.04
0.02
0
0.11
0.08
0.05
2012
2013
2014

25

• Target: US$11 - 14m • Increase annual production capacity by 50% (22m pairs) • Increase focus on international brands such as adidas and UA while developing new channels for international brands Use of Proceeds Underwriting fee 9% IPO expenses 16% Additional Production Equipment 75% 26

FINANCIAL HIGHLIGHTS

Company Structure


Sole Elite Group Limited
(Cayman Islands)
Max Regal Holdings Limited
(Hong Kong)
100%
Jinjiang Yiheng Shoes Material
Co., Ltd.
(PRC)
100%

27

Board of Directors/ Principal Shareholders

Sixing Ding, Chief Executive Officer

Mr. Sixing Ding has been our chairman and chief executive officer since February 2015. Mr. Ding founded Yiheng and has been Yiheng's General Manager since 2006. Prior to 2006, Mr. Ding worked in Jinjiang Huoxing Shoe Material Co., Ltd. ("Huoxing") for 6 years as General Manager.

Zhumei Ma, Director

Ms. Zhumei Ma has been a director since our incorporation in December 2014. Ms. Ma has served as assistant general manager of Yiheng since 2006. Ms. Ma is the spouse of Mr. Ding and is the shareholder of Green Ray Trading Limited

Helen Hsu, Director

Ms. Helen Hsu has been a director since February 2015. Ms. Hsu has over 20 years' experience in accounting. Ms. Hsu graduated from The Chinese University of Hong Kong with a bachelor degree in business administration. Ms. Hsu had been working with Ernst & Young for 18 years and was a partner of Ernst & Young before she retired from the firm in February 2011. Ms. Hsu is also an independent director of SGOCO Group, Ltd., the shares of which are listed on the NASDAQ Stock Market.

William J. Sharp, Director

Mr. William Sharp has been a director since March 2015. Since 2001, Mr. Sharp has served as President of Global Industrial Consulting, a consulting firm. From 1964 to 2000, Mr. Sharp served at Goodyear Tire and Rubber Company in various capacities, including President of the North American Tire division, President of the Global Support Operations and President of its Europe, Middle East and Africa division. Mr. Sharp is also a director of Xingda International Holdings Limited, China Zenix Auto International Limited, and Ferro Corp. Mr. Sharp received a B.S. from Ohio State University.

Jin Ye, Director

Ms. Jin Ye has been a director since March 2015. Ms. Ye has over 10 years' experience in legal affairs. Since 2014, Ms. Ye has been an attorney with the Longan law firm in Shanghai. Ms. Ye provides legal counsel to a number of large and medium-sized enterprises with activities ranging from computer network, food, medicine, construction and real estate.

28

SUMMARY

- We are strategically located and uniquely positioned as a sole specialist.
- We are the **PROCESS EXPERTS** in manufacturing high performance **HIGH QUALITY** soles with intricate designs and we do that with **PRECISION** and exquisite **CRAFTMANSHIP**.
- **IMPRESSIVE GROWTH** and **MARGINS** (revenues with 38.4% CAGR since FY'12 to FY '14; 37.5% Gross Margin in FY'14).
- With new proceeds, we expect to **INCREASE CAPACITY** and generate strong revenue growth.

29

Th a n k Y ou 39

Appen dix 31

Appendix

Profit and Loss

Sole Elite Group Limited and Subsidiaries
Statement of Profit and Loss

	Period ended 30.06.2015	Period ended 30.06.2015	Period ended 30.06.2014	Year ended 31.12.2014	Year ended 31.12.2013	Year ended 31.12.2012
	USD	RMB	USD	USD	USD	USD
	@6.2000		@6.2000	@6.2000	@6.2000	@6.2000
Revenue	61,241,855	379,699,498	55,156,081	113,702,067	84,070,514	59,324,322
Cost of sales	(37,039,321)	(229,643,788)	(34,481,435)	(71,114,751)	(53,154,701)	(38,036,175)
Gross profit	24,202,534	150,055,710	20,674,646	42,587,316	30,915,813	21,288,147
Other income and gains	27,767	172,158	45,233	57,885	50,169	26,393
Selling and distribution expenses	(279,285)	(1,731,564)	(229,979)	(469,773)	(457,433)	(135,724)
Administrative expenses	(1,833,215)	(11,365,931)	(1,244,339)	(2,641,513)	(1,865,576)	(1,674,592)
Non-operating expenses	-	-	-	-	-	(3,217)
Finance costs	(22,083)	(136,913)	(81,138)	(139,779)	(168,520)	(203,962)
Profit before taxation	22,095,718	136,993,460	19,164,423	39,394,136	28,474,453	19,297,045
Income tax expense	(6,127,599)	(37,991,116)	(5,224,253)	(10,655,445)	(7,747,827)	(5,389,403)
Profit attributable to shareholders	15,968,119	99,002,344	13,940,170	28,738,691	20,726,626	13,907,642

32

Appendix
Balance Sheet

Sole Elite Group Limited and Subsidiaries
Balance sheet as of

	30.6.2015 USD	30.6.2015 RMB	30.6.2014 USD	30.12.2014 USD	30.12.2013 USD	30.12.2012 USD
Non-current assets	@6.2000		@6.2000	@6.2000	@6.2000	@6.2000
Property, plant and equipment	4,523,800	28,047,560	4,815,018	4,702,382	5,015,687	4,198,906
Deferred offering costs	626,344	3,883,335	-	236,727	-	-
Deposits for property, plant and equipment	-	-	-	-	-	291,995
	5,150,144	31,930,895	4,815,018	4,939,109	5,015,687	4,490,901
Current assets						
Inventories	3,359,099	20,826,413	2,274,078	1,809,631	3,275,070	2,913,524
Trade receivables	27,691,135	171,685,037	14,565,587	12,524,814	10,452,433	13,023,794
Prepaid expenses	353,752	2,193,264	338,849	301,827	242,215	242,215
Cash and bank balances	23,040,636	142,851,941	16,877,346	17,704,620	20,467,743	7,858,076
	54,444,622	337,556,655	34,055,860	32,340,892	34,437,461	24,037,609
Current liabilities						
Trade payables	10,480,547	64,979,389	4,727,335	3,501,572	3,315,284	2,487,718
Accrued liabilities and other payables	3,695,514	22,912,186	3,340,245	3,351,323	3,043,893	2,157,881
Amount due to a director	962,339	5,966,505	-	236,727	-	-
Interest-bearing bank borrowings	-	-	1,451,613	1,842,742	2,258,065	2,258,065
Income tax payable	3,564,722	22,101,276	3,097,651	3,424,113	2,508,430	1,927,221
	18,703,122	115,959,356	12,616,844	12,356,477	11,125,672	8,830,885
Net current assets	35,741,500	221,597,299	21,439,016	19,984,415	23,311,789	15,206,724
Net assets	40,891,644	253,528,194	26,254,034	24,923,524	28,327,476	19,697,625

33